                                                                    EXHIBIT 99.2


          RALPH E. DAVIS ASSOCIATES, INC. (LOGO)



                       DOMINION BLACK WARRIOR BASIN 1994-1

                              THE ROYALTY INTERESTS




                      ESTIMATED RESERVES AND NON ESCALATED

                          FUTURE NET REVENUE REMAINING

                                      AS OF

                                DECEMBER 31, 2004








RALPH E. DAVIS ASSOCIATES, INC.                                   HOUSTON, TEXAS

                        RALPH E. DAVIS ASSOCIATES, INC.


                      CONSULTANTS-PETROLEUM AND NATURAL GAS
                         1717 ST. JAMES PLACE-SUITE 460
                              HOUSTON, TEXAS 77056
                                 (713) 622-8955



                                February 10, 2005


Black Warrior Basin Trust 1994-1
c/o Bank of America
P. O. Box 830650
Dallas, Texas 75283

Attn:  Mr. Ron E. Hooper
       Sr. Vice President, Royalty Management

                                 RE: ESTIMATED RESERVES AND NON ESCALATED FUTURE
                                   NET REVENUE REMAINING AS OF DECEMBER 31, 2004
                                       DOMINION BLACK WARRIOR BASIN TRUST 1994-1

Gentlemen:

At your request the firm of Ralph E. Davis Associates, Inc. of Houston, Texas has prepared an estimate of the natural gas reserves on specific leaseholds in which Dominion Black Warrior Basin Trust 1994-1 (the Trust) has certain interests. The interests evaluated are a royalty interest ownership position applicable to specific gas properties in the Black Warrior Basin, Tuscaloosa County, Alabama. This report presents our estimate of the proved reserves anticipated to be produced from those leaseholds.


The reserves associated with these estimates have been classified in accordance with the definitions of the Securities and Exchange Commission as found in Rule 4-10(a) of regulation S-X of the Securities Exchange Act of 1934. We have also estimated the future net revenue and discounted present value associated with these reserves as of December 31, 2004, utilizing a scenario of non escalated product prices as well as non escalated costs of operations, i.e., prices and costs were not escalated above current values as detailed later in this report. The present value is presented for your information and should not be construed as an estimate of the fair market value.







    Consultants to the Petroleum and Natural Gas Industries Since the 1920's

                                                 RALPH E. DAVIS ASSOCIATES, INC.


Dominion Black Warrior Basin Trust 1994-1                      February 10, 2005
Mr. Ron E. Hooper                                                         Page 2

The results of our study may be summarized as follows:


                         NON ESCALATED PRICING SCENARIO
                    ESTIMATED RESERVES AND FUTURE NET INCOME
                NET TO DOMINION BLACK WARRIOR BASIN TRUST 1994-1
                             AS OF DECEMBER 31, 2004



                                                                    Total Proved
                                                                    ------------
Net Remaining Sales Gas Reserves:
         Gas:Mcf                                                      39,101,590

Future Revenue:
         Sales Revenue                                              $217,357,609
         Tax Credit Revenue                                                    0
         Total Revenue                                              $217,357,609

         Production Taxes                                           $ 13,041,454
         Other Deductions                                                      0

         Future Net Income                                          $204,316,141
         Future Net Income Discounted @ 10%                         $113,439,867


The Section 29 Tax Credit that was in effect in previous years is no longer applicable as of January 1, 2003.


Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.


DATA SOURCE

Basic well and field data used in the preparation of this report were furnished by Dominion Black Warrior Basin, Inc. (Dominion) or were obtained from commercial sources. Records as they pertain to factual matters such as acreage controlled, the number and depths of wells, production history, the existence of contractual obligations to others and similar matters were accepted as presented.

                                                 RALPH E. DAVIS ASSOCIATES, INC.


Dominion Black Warrior Basin Trust 1994-1                      February 10, 2005
Mr. Ron E. Hooper                                                         Page 3

Ownership interest, operating costs and information related to contractual obligations regarding the sale of produced gas were furnished by Dominion. No physical inspection of the properties was made nor any well tests conducted.

RESERVE ESTIMATES

The estimate of reserves included in this report is based primarily upon production history, or analogy with wells in the area producing from the same or similar formations. Individual well production histories were analyzed and forecast until an anticipated economic limit. The economic limit was based upon an analysis of overall field operating costs and an appropriate daily producing rate was utilized for each individual well.


Future production for the unit was then analyzed as it applies to the total revenue stream. Future production was forecast until the unit operations would no longer be economical, and this future point in time was then utilized as a terminus of production from the area of interest.


The accuracy of reserve estimates is dependent upon the quality of available data and upon the independent geological and engineering interpretation of that data. Reserve estimates presented in this report are calculated using acceptable methods and procedures and are believed to be reasonable; however, future reservoir performance may justify revision of these estimates.


The anticipated producing rates may be subject to regulation by various agencies, changes in market demand or other factors; consequently, reserves recovered and the actual rates of recovery may vary from the estimates included herein.


PRICING PROVISIONS

Natural Gas - The unit price used throughout this report for natural gas is primarily based upon an initial price of $6.0435 per MMBtu, the December 30, 2004, the last trading day of the year for the Sonat-Tl posted price for gas. A basis differential of -$0.04 per MMBtu was applied to all sales volumes, and this differential as well as the price for gas was held constant throughout the producing life of the property. Prices for gas reserves scheduled for initial production at some future date were estimated using this same price.

                                                 RALPH E. DAVIS ASSOCIATES, INC.


Dominion Black Warrior Basin Trust 1994-1                      February 10, 2005
Mr. Ron E. Hooper                                                         Page 4

FUTURE NET INCOME

Future net income is based upon gross income from future production, less appropriate taxes (production, severance, ad valorem or other). Operating costs and any estimated future capital requirements were not considered in the estimation of net income due to the Trust's royalty ownership position. No allowance was made for depletion, depreciation, income taxes or administrative expense.

Future net income has been discounted for present worth at values ranging from 0 to 100 percent using monthly discounting. In this report the future net income is discounted at a primary rate of ten (10.0) percent.

GENERAL

Dominion Black Warrior Basin, Inc. as operator has provided access to all of its accounts, records, geological and engineering data, reports and other information as required for this investigation. The ownership interests, product classifications relating to prices and other factual data were accepted as furnished without verification.

No consideration was given in this report to either gas contract disputes including take or pay demands or gas sales imbalances.

No consideration was given in this report to potential environmental liabilities which may exist, nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.

If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person with the approval of our client is invited to arrange a visit so that he can evaluate the assumptions made and the completeness and extent of the data available on which the estimates are made.

Neither Ralph E. Davis Associates, Inc. nor its employees has any interest in the subject properties and neither the employment to make this study nor our compensation is contingent on our estimates of reserves and future income for the subject properties.

This report has been prepared for the exclusive use of Dominion Black Warrior Basin Trust

                                                 RALPH E. DAVIS ASSOCIATES, INC.


Dominion Black Warrior Basin Trust 1994-1                      February 10, 2005
Mr. Ron E. Hooper                                                         Page 5

1994-1 and shall not be reproduced, distributed or made available to any other company without the written consent of Ralph E. Davis Associates, Inc. Such consent will not be unreasonably withheld if the report is utilized in its entirety.


                                          Very truly yours,

                                          RALPH E. DAVIS ASSOCIATES, INC.

                                          /s/ ALLEN C. BARRON
                                          Allen C. Barron, P.E.
                                          President

                                     (STATE OF TEXAS PROFESSIONAL ENGINEER SEAL)

                                                 RALPH E. DAVIS ASSOCIATES, INC.



                           CLASSIFICATION OF RESERVES


PROVED OIL AND GAS RESERVES
Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

    1. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
         (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

    2. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

    3. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

PROVED DEVELOPED OIL AND GAS RESERVES
Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

PROVED UNDEVELOPED RESERVES
Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

(Classification of reserves as found in Rule 4-10(a) of Regulation S-X of the per Securities and Exchange Act)

                     (RALPH E. DAVIS ASSOCIATES, INC. LOGO)

DOMINION BLACK WARRION BASIN TRUST 1994-1
UNESCALATED ANALYSIS
ROYALTY INTERESTS
TOTAL PROVED RESERVES

                             RESERVES AND ECONOMICS

                           EFFECTIVE DATE: 12/31/2004

                    ------GROSS PRODUCTION---------   --NET PRODUCTION   ---PRICES---    ------------OPERATIONS, M$---------------
--END--   NO. OF    OIL      WELL HEAD      SALES     OIL     SALES      OIL      GAS      OIL       GAS         TAX       TOTAL
MO-YEAR   WELLS     MBBL     GAS, MMCF    GAS, MMCF   MBBL   GAS, MMCF   $/B      $/M    REVENUE    REVENUE    CREDITS    REVENUE
-------   -----     ----     ---------    ---------   ----   ---------   ---     ----    -------    -------    -------   ---------
12-2005    530.8    0.000     8804.632     8144.284   0.000   4372.950    0.00   5.559    0.000     24308.312   0.000    24308.312
12-2006    531.0    0.000     7793.025     7208.547   0.000   3871.217    0.00   5.559    0.000     21519.293   0.000    21519.293
12-2007    530.3    0.000     6906.390     6388.406   0.000   3431.172    0.00   5.559    0.000     19073.180   0.000    19073.180
12-2008    529.2    0.000     6128.466     5668.831   0.000   3044.967    0.00   5.559    0.000     16926.336   0.000    16926.336
12-2009    527.9    0.000     5444.431     5036.101   0.000   2705.322    0.00   5.559    0.000     15038.314   0.000    15038.314

12-2010    526.5    0.000     4842.025     4478.876   0.000   2406.155    0.00   5.559    0.000     13375.317   0.000    13375.317
12-2011    526.0    0.000     4311.166     3987.826   0.000   2142.467    0.00   5.559    0.000     11909.533   0.000    11909.533
12-2012    525.2    0.000     3842.087     3553.932   0.000   1909.454    0.00   5.559    0.000     10614.256   0.000    10614.256
12-2013    522.8    0.000     3426.225     3169.256   0.000   1702.899    0.00   5.559    0.000      9466.062   0.000     9466.062
12-2014    518.2    0.000     3056.693     2827.440   0.000   1519.301    0.00   5.559    0.000      8445.474   0.000     8445.474

12-2015    514.8    0.000     2730.140     2525.379   0.000   1356.998    0.00   5.559    0.000      7543.268   0.000     7543.268
12-2016    511.0    0.000     2439.248     2256.303   0.000   1212.449    0.00   5.559    0.000      6739.752   0.000     6739.752
12-2017    502.8    0.000     2178.790     2015.381   0.000   1083.131    0.00   5.559    0.000      6020.902   0.000     6020.902
12-2018    492.9    0.000     1946.252     1800.285   0.000    967.726    0.00   5.559    0.000      5379.382   0.000     5379.382
12-2019    482.9    0.000     1738.927     1608.509   0.000    864.681    0.00   5.559    0.000      4806.578   0.000     4806.578

  S TOT     16.2    0.000    65588.492    60669.355   0.000  32590.885    0.00   5.559    0.000    181165.938   0.000   181165.938

  AFTER     16.2    0.000    13073.129    12092.644   0.000   6510.706    0.00   5.559    0.000     36191.668   0.000    36191.668

  TOTAL     16.2    0.000    78661.617    72761.992   0.000  39101.590    0.00   5.559    0.000    217357.609   0.000   217357.609



          ------------------OPERATIONS, M$---------------    -------------CAPITAL COSTS, M$------------                 10%
--END--   PRODUCTION    AD VALOREM  NET OPER    OPERATION    TANGIBLE    INTANG.   TOTAL       TOTAL     CASH FLOW   DISCOUNTED
MO-YEAR      TAXES       EXPENSES   EXPENSES    CASH FLOW      INV.       INV.   BORROW INV  EQUITY INV  BTAX,  M$    BTAX,  M$
-------   ----------    ----------  --------    ---------    --------    ------  ----------  ----------  ---------   ----------
12-2005     1458.499      0.000      0.000      22849.816      0.000     0.000    0.000        0.000      22849.793    21815.523
12-2006     1291.157      0.000      0.000      20228.135      0.000     0.000    0.000        0.000      20228.137    17556.805
12-2007     1144.390      0.000      0.000      17928.791      0.000     0.000    0.000        0.000      17928.791    14146.300
12-2008     1015.580      0.000      0.000      15910.757      0.000     0.000    0.000        0.000      15910.750    11412.646
12-2009      902.299      0.000      0.000      14136.016      0.000     0.000    0.000        0.000      14136.018     9217.784

12-2010      802.519      0.000      0.000      12572.800      0.000     0.000    0.000        0.000      12572.806     7453.061
12-2011      714.571      0.000      0.000      11194.962      0.000     0.000    0.000        0.000      11194.949     6032.933
12-2012      636.855      0.000      0.000       9977.400      0.000     0.000    0.000        0.000       9977.397     4887.976
12-2013      567.964      0.000      0.000       8898.097      0.000     0.000    0.000        0.000       8898.101     3962.905
12-2014      506.728      0.000      0.000       7938.746      0.000     0.000    0.000        0.000       7938.746     3214.215

12-2015      452.596      0.000      0.000       7090.672      0.000     0.000    0.000        0.000       7090.675     2609.830
12-2016      404.385      0.000      0.000       6335.367      0.000     0.000    0.000        0.000       6335.362     2119.858
12-2017      361.254      0.000      0.000       5659.648      0.000     0.000    0.000        0.000       5659.645     1721.590
12-2018      322.763      0.000      0.000       5056.620      0.000     0.000    0.000        0.000       5056.623     1398.322
12-2019      288.395      0.000      0.000       4518.183      0.000     0.000    0.000        0.000       4518.183     1135.851

  S TOT    10869.956      0.000      0.000     170295.984      0.000     0.000    0.000        0.000     170295.984   108685.602

  AFTER     2171.499      0.000      0.000      34020.160      0.000     0.000    0.000        0.000      34020.160     4754.258

  TOTAL    13041.454      0.000      0.000     204316.141      0.000     0.000    0.000        0.000     204316.141   113439.867



                           OIL                 GAS                                                 P.W. %       P.W. , M$
                           ---                 ---                                                 ------       ---------
GROSS HELLS                  0.0              532.0     LIFE, YRS.                        50.25      5.00      145185.516
GROSS ULT., MB & MMF       0.000         352840.344     DISCOUNT %                        10.00     10.00      113439.875
GROSS CUM., MB & MMF       0.000         280078.344     UNDISCOUNTED PAYOUT , YRS.         0.00     15.00       93786.555
GROSS RES., MB & MMF       0.000          72762.000     DISCOUNTED PAYOUT, YRS.            0.00     18.00       85231.516
NET RES., MB & MMF         0.000          39101.582     UNDISCOUNTED NET/INVEST            0.00     20.00       80444.164
NET REVENUE, M$            0.000         217357.609     DISCOUNTED NET/INVEST.             0.00     25.00       70792.492
INITIAL PRICE, $           0.000              6.010     RATE-OF-RETURN, PCT              100.00     40.00       53127.258
INITIAL N.I., PCT          0.000             28.595     INITIAL W.I., PCT.                0.000     60.00       41074.453
                                                                                                    80.00       34232.012
                                                                                                   100.00       29794.568